HNI Corporation 408 East Second Street, Muscatine, Iowa 52761, Tel 563 272 7400, Fax 563 272 7347, www.hnicorp.com

News Release

For Information Contact:
Kurt A. Tjaden, Senior Vice President and Chief Financial Officer (563-272-7400)
Jack D. Herring, Manager, Investor Relations (563) 506-9783

HNI CORPORATION ELECTS DIRECTOR TO ITS BOARD OF DIRECTORS

MUSCATINE, Iowa (August 9, 2016) – HNI Corporation (NYSE: HNI) announced the election of John R. Hartnett to its Board of Directors.

Mr. Hartnett is an Executive Vice President at Illinois Tool Works Inc. (ITW), a Fortune 200 global multi-industrial manufacturing leader with seven industry-leading business segments. Mr. Hartnett has been with ITW for 36 years and currently heads its Welding segment. He has extensive engineering, marketing, manufacturing and management experience from his numerous business roles at ITW including his most recent role as head of ITW’s Construction Products segment.

The Board of Directors of HNI Corporation consists of ten directors - nine independent outside directors and the Chairman, President and Chief Executive Officer of the Corporation.

About HNI Corporation

HNI Corporation is a NYSE traded company (ticker symbol: HNI) providing products and solutions for the home and workplace environments. HNI is a leading global provider and designer of office furniture and the nation's leading manufacturer and marketer of hearth products. We sell the broadest and deepest selection of quality office furniture solutions available to meet the needs of every customer through an extensive portfolio of well-known and trusted brands. Our hearth products are the strongest, most respected brands in the industry and include a full array of gas, electric, wood and biomass burning fireplaces, inserts, stoves, facings and accessories. More information can be found on the Corporation's website at www.hnicorp.com.

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HNI Corporation 408 East Second Street, Muscatine, Iowa 52761, Tel 563 272 7400, Fax 563 272 7347, www.hnicorp.com